Exhibit 5.1

March 11, 2024
Focus Impact Acquisition Corp. 1345 Avenue of the Americas, 33rd Floor New York, New York 10105

Re:
Form S-4 Registration Statement

You have requested our opinion with respect to certain matters in connection with the filing by Focus Impact Acquisition Corp, a Delaware corporation (the “Company”), of a Registration Statement on Form S-4 (as may be amended or supplemented, the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company, following its future continuance from the State of Delaware to the Province of Alberta (the “Continuance”) under the Business Corporations Act (Alberta) (the “ABCA”), of: (i) up to 50,287,043 common shares (the “Common Shares”), and (ii) up to 25,123,481 common shares (the “Warrant Shares”) issuable upon the exercise of certain warrants to purchase common shares (the “Warrants”).  No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as set forth below.

For the purposes of this opinion, we have assumed that we will have examined originals or copies, certified or otherwise identified to our satisfaction, and will be relying upon the following documents (collectively, the “Corporate Documents”): (a) the approval of the Registrar (as defined in the ABCA) to the Continuance; (b) the certificate of continuance of the Company issued by the Registrar; (c) the articles of continuance and the by-laws of the Company; (d) certain resolutions of the Company’s shareholders and directors relating to the Continuance; (e) the warrant agreement between the Company and Continental Stock Transfer & Trust Company dated November 1, 2021, as it may be amended, and (f) a certificate of an officer of the Company (the ”Officer’s Certificate”) (which will, among other things, attach true and correct copies of the articles and by-laws of the Company and certify the number of shares of the Company that were fully paid prior to the Continuance and how many remain outstanding following redemptions); and we assume we will have reviewed such other documents, and have considered such questions of law, as we deem relevant and necessary as a basis for the opinion hereinafter expressed.

We will have relied upon the Corporate Documents without independent investigation of the matters provided for in them for the purpose of providing our opinions expressed below. We have not conducted any independent enquiries or investigations in respect of the opinions provided hereunder.

In examining all documents and in providing our opinions below we have assumed that: (a) all individuals had or will have the requisite legal capacity; (b) all signatures are or will be genuine; (c) all documents submitted to us or which will be submitted to us as originals are or will be, as applicable, complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform or will conform to the originals; (d) all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate; (e) the certificate of continuance of the Company will be, once obtained, conclusive evidence that the Company has been continued into the Province of Alberta under the under the ABCA; and (f) all facts set forth in the certificates supplied or to be supplied by the respective officers and directors, as applicable, of the Company including, without limitation, the Officer’s Certificate, will be at the time the Officer’s Certificate is given, complete, true and accurate.

We express no opinion as to any laws, or any matters governed by any laws, other than the laws of the Province of Alberta and the federal laws of Canada applicable therein.

Our opinion is expressed with respect to the laws in effect on the date of this opinion and we do not accept any responsibility to take into account or inform the addressees, or any other person authorized to rely on this opinion, of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, nor do we have any obligation to advise you of any other change in any matter addressed in this opinion or to consider whether it would be appropriate for any other person other than the addressee to rely on our opinion.

Based upon and subject to the foregoing and to the qualifications set forth herein, we are of the opinion that, following the Continuance, (i) the Common Shares, if any when issued, will be validly issued, fully paid and non-assessable, and (ii) the Warrant Shares, if and when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

This opinion is solely for the benefit of the addressee and not for the benefit of any other person. It is rendered solely in connection with the subject matter to which it relates.  This opinion is issued solely for the purposes of the filing of the Registration Statement.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and further consent to the reference to us in the Registration Statement and any amendments thereto.  Subject to the foregoing, this opinion may not be quoted, in whole or in part, or otherwise referred to or used for any purpose without our prior written consent.

Yours very truly,
/s/ Stikeman Elliott LLP